EXHIBIT 10.3

THIS SENIOR SUBORDINATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THIS SENIOR SUBORDINATED NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THE INDEBTEDNESS EVIDENCED BY THIS SENIOR SUBORDINATED NOTE IS SUBORDINATED TO THE PRIOR PAYMENT AND SATISFACTION OF CERTAIN SENIOR INDEBTEDNESS AS DESCRIBED MORE FULLY HEREIN.

THIS SENIOR SUBORDINATED NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR UNITED STATES FEDERAL INCOME TAX PURPOSES.  THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THIS NOTE MAY BE OBTAINED BY WRITING TO JAVO BEVERAGE COMPANY, INC. AT 1311 SPECIALTY DRIVE, VISTA, CA 92081.

JAVO BEVERAGE COMPANY, INC.
_______________

SENIOR SUBORDINATED 12% NOTE

Original Principal Amount:  U.S. $[______________]

 Issuance Date:  [____________, __ ____]

FOR VALUE RECEIVED, Javo Beverage Company, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of COFFEE HOLDINGS LLC, and its successors and assigns (the “Holder”) the amount set forth above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, repayment or otherwise, and together with the aggregate PIK Interest Amount, the “Principal Amount”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal Amount at the rate of twelve percent (12%) per annum (the “Interest Rate”) from the date set out above as the Issuance Date (“Issuance Date”) until the same is repaid.

This Senior Subordinated Note (this “Note”) has been issued by the Company pursuant to the Securities Purchase Agreement dated November 17, 2009 by and between the Company and Coffee Holdings LLC (as the same may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”).  Certain capitalized terms used herein are defined in Section 8 below.

1.   Payments of Interest and Principal.

(a) Accrued and unpaid Interest shall be payable in kind annually in arrears on each anniversary of the Issuance Date by adding the amount of such Interest due to the then outstanding Principal Amount (such capitalized interest, a “PIK Interest Amount”) until the entire Principal Amount outstanding shall be paid in full (whether upon maturity, acceleration or otherwise).  Interest shall be calculated on the Principal Amount outstanding as of each interest payment date and on the basis of a 365 day year for the actual number of days elapsed.

(b) The Principal Amount, together with all accrued and unpaid interest thereon and any other amounts which are then owing by the Company to the Holder under this Note, shall be payable in full on April 17, 2015 (the “Maturity Date”).

(c) This Note may be prepaid in whole or in part from time to time and at any time prior to the Maturity Date without penalty or premium; provided, however, that any partial prepayment shall be applied first to accrued but unpaid Interest and then to Principal Amount.

(d) All cash payments under this Note shall be made in lawful money of the United States and in immediately available funds by wire transfer pursuant to instructions provided by the Holder in writing from time to time to the Company.  All cash payments shall be applied first to accrued and unpaid Interest and then to Principal Amount.  All payments of Principal Amount shall be accompanied by accrued and unpaid Interest thereon.  All payments of Principal Amount and Interest shall be due on or before 2:00 p.m., New York City time and if received later will be deemed to have been received on the next calendar day.  If a payment of Principal Amount or Interest is due on a day that is not a Business Day, such due date shall be deemed to be extended to the next Business Day, but Interest shall accrue until such payment is made.

2.   Covenants.  So long as this Note is outstanding:

(a) Operating Covenant.  The Company shall have, on each Dispenser Base Measurement Date occurring during the Operating Covenant Period, a Dispenser Base of at least seven thousand five hundred (7,500).

(b) Rank.  The Company shall cause the Principal Amount, Interest and all other obligations under this Note to rank (i) senior to all Indebtedness of the Company incurred after the Issuance Date, (ii) senior to the 2008 Notes and the 2009 Notes and (iii) pari passu with the Initial Note and any other Additional Notes.  The Principal Amount, Interest and all other obligations under this Note shall be subordinated to any Permitted Senior Indebtedness as set forth in Section 4 below.  This Note is (i) Permitted Senior Indebtedness under and as defined in the 2009 Notes and (ii) Senior Debt as defined in the 2008 Notes.

(c) Insurance.  The Company shall obtain and maintain, and cause each of its Subsidiaries to obtain and maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general area in which the Company and such Subsidiary operate.

(d) Taxes.  The Company shall pay, and cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies except those contested in good faith and by appropriate proceedings.

(e) Corporate Existence, Etc.  The Company shall do or cause to be done, and cause each Subsidiary of the Company to do or cause to be done, all things necessary to preserve and keep in full force and effect its corporate existence in accordance with its organizational documents and the rights (charter and statutory), licenses and franchises of the Company and such Subsidiary; provided, however, that Subsidiaries of the Company shall not be required to preserve any such right, license or franchise if its Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the such Subsidiary and that the loss thereof is not adverse in any material respect to the Holder.

(f) Compliance with Laws, etc.  The Company shall, and shall cause each of its Subsidiaries to, comply (i) in all material respects with all applicable laws, rules, regulations and orders and (ii) with all indentures, or loan or credit agreements or any other agreement, lease or instrument to which it is a party or by which it or its properties may be bound or affected, except, in each case, where the failure to so comply would not have a Material Adverse Effect.

(g) Indebtedness.  The Company will not and will cause its Subsidiaries not to create, incur, assume or suffer to exist any Indebtedness except Permitted Indebtedness.

(h) Restricted Payments.  The Company shall not make any Restricted Payment.

(i) Use of Proceeds.  The Company will use the proceeds of this Note (net of the expenses directly incurred in connection with the transactions contemplated by the Purchase Agreement) exclusively to pay any accrued interest and principal amounts when due under the 2009 Notes held by Coffee Holdings LLC.

3.   Representations and Warranties.  The Company represents and warrants to the Holder that each of the representations and warranties of the Company set forth in the Purchase Agreement, are true and correct, as of the date hereof (unless such representation or warranty speaks as of an earlier date, in which case it is true and correct as of such earlier date).

4.   Subordination.  The Holder hereby agrees in the event of any payment or distribution of assets of the Company of any kind or character, whether in cash, property, or securities in any Insolvency Proceeding:  (i) the Permitted Senior Indebtedness shall first be paid in full before any payment is made in respect of this Note; and (ii) any payment in respect of this Note to which the Holder would be entitled except for the provisions hereof, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors, or other liquidating lender making such payment or distribution directly to holders of the Permitted Senior Indebtedness for application to the payment of the Permitted Senior Indebtedness in accordance with the terms thereof, giving effect to any concurrent payment or distribution to lender in respect of such Senior Permitted Indebtedness.

5.   Events of Default; Remedies.

(a) Events of Default. The occurrence or existence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(i) failure to pay any Principal Amount when due (whether by reason of amortization, redemption, maturity, acceleration or otherwise) within five (5) Business Days after it is due;

(ii) failure to pay any Interest or other amount due under this Note within five (5) Business Days after it is due;

(iii) a breach of any obligation under Section 2 (a), (g), or (h);

(iv) a material breach of any representation, warranty, covenant or other term or condition of the this Note (other than those described in clause (iii) above) by the Company or any of its Subsidiaries, except, in the case of a breach or failure to perform which is curable, only if such breach or failure continues for a period of at least ten (10) consecutive Business Days;

(v) a material breach of or failure by the Company or any of its Subsidiaries to perform in any material respect any covenant or other term or condition of any other Transaction Document and such default is not remedied or waived within ten (10) Business Days (or such longer cure period as provided in such Transaction Document);

(vi) a default or event of default under any Indebtedness of the Company or any Subsidiary of the Company (other than this Note) occurs and as a result thereof the holder or holders of Indebtedness of the Company or its Subsidiaries in a principal amount, individually or collectively, in excess of One Million Dollars ($1,000,000) have declared, or have the right to declare, the principal thereof due and payable prior to its scheduled maturity or the Company or any Subsidiary of the Company fails to fully pay Indebtedness in a principal amount, individually or collectively, in excess of One Million Dollars ($1,000,000) at its maturity;

(vii) a final judgment or judgments for the payment of money in an amount (individually or collectively) that exceeds One Million Dollars ($1,000,000) (exclusive of amount covered by insurance from a credit worthy insurer that has admitted in writing its obligation to pay such excluded amounts) is rendered, entered or filed against the Company or any of its Subsidiaries and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or any action is taken to execute on or enforce the same.

(viii) the suspension of trading of the Common Stock on the Principal Market resulting from any action or omission by the Company or any of its Subsidiaries;

(ix) the Company or any of its Subsidiaries shall commence or acquiesce in the commencement of any Insolvency Proceeding; or

(x) a court of competent jurisdiction shall enter a decree or order for relief with respect to the Company or any Subsidiary in any Insolvency Proceeding, which decree or order is not stayed or other similar relief is not granted under any applicable law or the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged.

(b) Default Rate of Interest.  From the date of such Event of Default occurs until the date such Event of Default is cured or waived in writing by the Holder, the Principal Amount shall bear interest at a rate two percent (2%) in excess of the Interest Rate.

(c) Acceleration.  Upon the occurrence of any Event of Default described in Section 5(a)(ix) and 5(a)(x) the Principal Amount and all accrued and unpaid Interest and all other amounts due in respect of this Note shall automatically become immediately due and payable and upon the occurrence and continuance of any other Event of Default,  the Holder may declare the Principal Amount and all accrued and unpaid Interest and all other amounts due in respect of this Note immediately due and payable and in such event the same shall immediately be due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company. The Holder may also exercise any rights and remedies provided to hereunder or at law or equity.

6.   Fundamental Transaction.  The Company shall promptly, but in no event later than ten (10) Business Days prior to the expected closing date thereof, upon entering into a binding agreement to engage in a Fundamental Transaction, deliver a written redemption offer to Holder setting forth the details of such Fundamental Transaction, including the expected closing date and offering to redeem this Note (the “Redemption Offer”).  If the Holder accepts the Redemption Offer by delivering a written notice to the Company not later than five (5) Business Days prior to the expected closing date set forth in the Redemption Offer, then the entire outstanding Principal Amount, all accrued and unpaid Interest and all other amount owing in respect of this Note shall become due and payable on the date such Fundamental Transaction is consummated.

7.   Highest Lawful Rate.  Notwithstanding any other provisions herein, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments or rights which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the Highest Lawful Rate, the Company shall not be obligated to pay, and the Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the obligations hereunder shall bear interest at the Highest Lawful Rate.  In accordance with this Section 7, any amounts received in excess of the Highest Lawful Rate shall be applied towards the prepayment of Principal Amount then outstanding until fully paid with any remaining balance to be returned to the Company.

8.   Certain Defined Terms.  As used in this Note, the following terms shall have the meanings specified below:

“2008 Notes” means those certain Senior Subordinated Notes in the aggregate principal amount of $10,500,000 issued by the Company in accordance with the Company’s confidential private placement memorandum dated December 9, 2008 and pursuant to the terms and conditions of related Securities Purchase Agreements previously provided to the Holder.

“2009 Notes” means those certain Senior Subordinated Notes in an original aggregate principal amount of $12,000,000 issued by the Company to Holder on April 6, 2009 pursuant to the 2009 Purchase Agreement.

“2009 Purchase Agreement” means that certain Securities Purchase Agreement dated April 6, 2009 by and between the Company and Holder.

“Additional Notes” means any Senior Subordinated Notes (including this Note), other than the Initial Note, in the aggregate original principal amount of up to $3,500,000 issued by Company to Holder pursuant to the Purchase Agreement.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  With respect to the Holder, the term Affiliate shall not include the Company or any of its Subsidiaries or any portfolio company of Falconhead Capital, LLC or any of their respective Subsidiaries.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Certificate of Incorporation” means the Company’s certificate of incorporation, as amended and as in effect on the date hereof.

“Common Stock” means the Company’s Common Stock, par value $0.001 per share.

“Consolidated EBITDA” means as of any date of determination and with respect to the Company and its Subsidiaries, the (a) consolidated net income of the Company and its Subsidiaries for the twelve full calendar month period immediately preceding such date plus (b) the sum of, in each case to the extent included in the calculation of such consolidated net income but without duplication, (i) any provision for income taxes, (ii) interest expense, (iii) loss from extraordinary items, (iv) any aggregate net loss from the sale, exchange or other disposition of capital assets by the Company or any Subsidiary, (v) depreciation, depletion and amortization expenses and (vi) all other non-cash charges and non-cash losses for such period, minus (c) the sum of, in each case to the extent included in the calculation of such consolidated net income but without duplication, (i) any credit for income tax, (ii) interest income, (iii) gains from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) from the sale, exchange or other disposition of capital assets by the Company or any Subsidiary and (v) any other non-cash gains or other items which have been added in determining consolidated net income, including any reversal of a charge referred to in clause (b)(vi) above.  To the extent any items set forth in this definition of Consolidated EBITDA are defined under GAAP, such items shall be calculated in accordance with GAAP consistently applied using the accounting principles, polices, procedures, practices, applications and methodologies used in preparing the Company’s financial statements and the Company shall not take any actions that do or would artificially reduce EBITDA for any measurement period.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, agreement or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Dispenser Base” means, as of any Dispenser Base Measurement Date, the aggregate number of beverage dispensers installed and operating in customer locations on behalf of the Company, whether or not owned by the Company.

“Dispenser Base Measurement Date” means July 1, 2010, and each January 1st and July 1st of each calendar year thereafter.

“Event of Default” shall have the meaning assigned to such term in Section 5(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions (i) consolidate or merge with or into (whether of not the Company is the surviving corporation) another person or persons or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person or Persons or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding Voting Stock (not including any shares of Voting stock held by the Person or Persons making or party to, or associated or affiliated with any of the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including without limitation, a reorganization, recapitalization, spin off or scheme or arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Person making or party to, or associated or affiliated with the Persons, making or party to such stock purchase or business combination), or (v) any “person” or ‘group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the aggregate Voting Stock of the Company.

“Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by the Holder in connection with this Note under applicable law.

“Holder” has the meaning ascribed to it in the first paragraph of this Note.

“Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with generally accepted accounting principles) (other than trade payables entered into in the ordinary course of business on customary terms), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all indebtedness referred to in clauses (i) through (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (vii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) above.  Indebtedness shall include all obligations under the 2008 Notes, the 2009 Notes, the Initial Note and any Additional Notes.

“Initial Note” means the Senior Subordinated Note in an original principal amount of $4,000,000 issued by Company to Holder on November 17, 2009 pursuant to the Purchase Agreement.

“Insolvency Proceeding” means, with respect to any Person, the dissolution, winding up, or total or partial liquidation or reorganization, readjustment, arrangement, or similar proceeding relating to such Person or its property, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership, arrangement, or similar proceedings or upon an assignment for the benefit of creditors, or upon any other marshaling or composition of the assets and liabilities of such Person.

“Interest Rate” shall have the meaning assigned to such term in first paragraph of this Note.

“Material Adverse Effect” means any material adverse effect on the business, properties, assets, results of operations, condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

“Maturity Date” shall have the meaning assigned to such term in Section 1.

“Operating Covenant Period” means the period commencing on the Issuance Date and ending on the first date Consolidated EBITDA is equal to or greater than $15,000,000.

“Permitted Indebtedness” means, without duplication (i) any Indebtedness arising under the Notes issued pursuant to the Purchase Agreement; (ii) any Indebtedness outstanding as of the Issuance Date that is described in the SEC Documents and any extension, renewal or refinancing thereof, provided that the amount of such Indebtedness (including the maximum commitments thereunder) is not increased at the time of such refinancing, refunding, renewal or extension except by the sum of (A) the amount of unpaid accrued interest and premiums, penalties and fees required by the terms thereof to be paid and (B) reasonable and documented fees and expenses incurred in connection therewith and not paid to an Affiliate, (iii) the 2008 Notes and the 2009 Notes; (iv) any Permitted Senior Indebtedness; (v) Indebtedness arising in connection with endorsement of checks, drafts or similar instruments of payment for deposit in the ordinary course of business; (vi) Indebtedness incurred in the ordinary course of business owed to any Person providing workers’ compensation, health disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, (vii) Indebtedness incurred in the ordinary course of business in the form of bids, tenders, statutory obligations, customary reimbursement obligations for surety bonds, performance bonds and appeal and other similar bonds which are not overdue and not involving borrowed money; (viii) Indebtedness owing to insurance carriers or finance companies and incurred to finance insurance premiums in an aggregate amount outstanding at any time not exceeding $300,000; and (ix) any other Indebtedness incurred after the Issuance Date in the original principal amount not exceeding $300,000 individually or in the aggregate.

“Permitted Senior Indebtedness” means, without duplication (i) any Indebtedness incurred prior to or following the Issuance Date hereof for the purpose of funding the purchase and placement of beverage dispensing equipment and accessories thereto, (ii) any Indebtedness incurred prior to or following the date hereof for the purpose of funding the addition of facility equipment or infrastructure and (iii) any other Indebtedness incurred prior to or following the date hereof in an aggregate principal amount outstanding at any time not to exceed an amount (not less than $0) equal to (A) $5,000,000 plus (B) any amount owed by the Company to Accord Financial, Inc. pursuant to that certain Master Purchase and Sale Agreement by and among the Company and Accord Financial, Inc., Promissory Note and other related documents each dated October 6, 2008 minus (C) the sum of (up to a maximum of $4,000,000) (1) the aggregate principal amount of the Initial Note and (2) the aggregate principal amount of any Additional Notes; provided, however, prior to the date that Consolidated EBITDA is equal to or greater than $7,500,000, the aggregate principal amount of all Permitted Senior Indebtedness outstanding at any one time shall not exceed $30,000,000 minus the sum of (A) the aggregate principal amount of the Initial Note and (B) the aggregate principal amount of any Additional Notes.  The 2008 Notes and the 2009 Notes are not Permitted Senior Indebtedness.

“Person” any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, governmental authority or other entity.

“PIK Interest Amount” shall have the meaning ascribed to it in Section 1(a).

“Principal Market” means the NASDAQ Over-the-Counter Bulletin Board.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any class of equity securities or equivalent, now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of equity securities or equivalent, now or hereafter outstanding from the holders thereof; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any class of equity securities or equivalent, now or hereafter outstanding; provided, however, that Restricted Payment shall not include (y) payments required to be made to the holders of the Company’s Series B Preferred Stock pursuant to the Certificate of Designation for such Series B Preferred Stock in effect as of the Issuance Date (provided that the Company agrees that if any such payments may be made in cash or in additional shares of Series B Preferred Stock, then such payments shall be made in additional shares of Series B Preferred Stock) or (z) any other payments referred to in clauses (ii) or (iii) above not exceeding $300,000 individually or in the aggregate.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity in which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by such Person.

“Transaction Documents” means, collectively, the Purchase Agreement, this Note, the other Notes issued pursuant to the Purchase Agreement, and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by the Purchase Agreement.

“Voting Stock” of a Person means capital stock of, or other equity interest in, such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

9.   Notice.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the party at the address set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 9).

If to the Company, at

Javo Beverage Company, Inc.
Attn:  William Marshall
1311 Specialty Drive
Vista, CA 92081
Fax: (760) 597-9793
email address: wmarshall@javobeverage.com

If to the Holder, at the most recent address provided to the Company by the Holder for such purpose; or, in each case, to the most recent address, specified by written notice, given to the sender pursuant to this paragraph.

10.   Entire Agreement; Waiver; Amendment.  This Note and the Purchase Agreement constitute the full and entire understanding and agreement between the parties with regard to the Indebtedness evidenced hereby.  This Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of both the Company and the Holder.  Any waiver or amendment effected in accordance with this Section 10 shall be binding upon any Holder of this Note.

11.   Successors and Assigns.  This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto.

12.   Governing Law; Jurisdiction, Waiver of Jury.

(a) The provisions of this Note and all of the documents delivered pursuant hereto, their execution, performance or nonperformance, interpretation, termination, construction and all matters based upon, arising out of or related to this Note or the negotiation, execution or performance of this Note (whether in equity, law or statute) shall be governed by, and construed in accordance with, the laws, both procedural and substantive, of the State of New York without regard to its conflicts of laws provisions that if applied might require the application of the laws of another jurisdiction.

(b) All actions and proceedings arising out of or relating to this Note shall be heard and determined in the state or federal courts of the State of New York, and the Company hereby irrevocably submits to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

(c) THE HOLDER AND THE COMPANY EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED.  EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY RELATED INSTRUMENT OR TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS NOTE OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM.  THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE HOLDER OR THE COMPANY, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.

13.   Replacement Note.  Upon receipt of a lost note affidavit containing indemnity provisions reasonably satisfactory to the Company indicating the loss, theft, destruction or mutilation of this Note, the Company shall issue a replacement Note, of like tenor and amount,

14.   Severability; Reinstatement.

(a) If any one or more of the provisions of this Note is unenforceable, in whole or in part or in any respect it shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

(b) If any payment in respect of this Note or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied and all right and remedies in respect thereof, shall be revived and continued in full force and effect as if such payment had not been made.

15.   Waivers.

(a) No failure on the part of the Holder to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law, in equity or otherwise.

(b) Presentment, demand, protest or notice of any kind are hereby expressly waived by the Company.

16.   Costs and Expenses.  The Company agrees upon demand to pay, or reimburse the Holder for all of the Holder’s reasonable and documented out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of counsel) incurred by the Holder in connection with any collection or enforcement of any obligation in respect of this Note or any exercising or enforcing any right or remedy available by reason of an Event of Default.

17.   Limitation of Liability.  The Company agrees that the Holder and each of its Affiliates, and each of the directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors of or to any of the foregoing (collectively, the “Released Parties”) shall not have any liability (whether in contract, tort or otherwise) to any the Company or any of its Subsidiaries or any of its equity holders or creditors for or in connection with this Note, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Released Party’s gross negligence or willful misconduct.  In no event, however, shall any of the Released Parties be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings) for or in connection with this Note.  The Company hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor for or in connection with this Note.

18.   Section Titles.  The section titles contained in this Note are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Note to be executed by its duly authorized officers as of the date first above written.

JAVO BEVERAGE COMPANY, INC.

By: _______________________________
Name: _____________________________
Title: ______________________________